Exhibit 99.1

5200 Great America Parkway Santa Clara, CA 95054 USA phone 1-408-567-7000 www.aviatnetworks.com
Aviat Networks Announces Settlement Agreement with Ramius LLC
~ Company to nominate one candidate recommended by Ramius to serve on Board of Directors ~
Santa Clara, CA — September 15, 2010 — Aviat Networks, Inc. (“Aviat,” Nasdaq: AVNW), a leading wireless expert in advanced IP network migration, today announced that it has reached a settlement agreement with Ramius Value and Opportunity Advisors LLC, a subsidiary of Ramius LLC (together with its affiliates, “Ramius”).
Under the terms of the settlement agreement, Aviat Networks will include one candidate recommended by Ramius as a nominee on management’s slate for election at the Annual Meeting. The nominee would serve as an independent director of the Company. Aviat Network’s Board of Directors will consist of eight directors, seven of which will be independent. The Aviat Networks 2010 Annual Meeting will be held on November 9, 2010, at the Company’s headquarters in Santa Clara, California. Ramius, which beneficially owns approximately 7.6% of Aviat Networks’ outstanding shares, has agreed to vote its shares in favor of each of the Board’s nominees at the 2010 Annual Meeting and has agreed to certain, limited standstill restrictions.
“We believe that open dialogue with our shareholders is essential as we continue to execute our restructuring plan and outline our strategic vision for Aviat Networks,” said Chuck Kissner, Chairman and CEO of Aviat Networks. “Ramius is an important investor and we believe that this agreement aligns the interests of management and all of Aviat Networks’ shareholders. We expect the Ramius nominee will be an asset to the Company and we look forward to working with him as we continue building out a platform to drive sustainable, profitable revenue growth and enhanced shareholder value through innovation, prudent cost management and operational excellence.”

Peter A. Feld, Managing Director of Ramius, added, “We are pleased to have worked constructively with Aviat Networks with the shared goal of enhancing value for all shareholders. With the recently announced management change and cost reduction initiatives, we believe the Company is on track to significantly improve operating performance and profitability. We are confident that our nominee will provide valuable insight as the Company drives towards the goal of generating profitable growth.”
About Ramius LLC
Ramius LLC is an investment advisor that manages assets in a variety of alternative investment strategies. Ramius LLC is headquartered in New York with offices located in London, Luxembourg, Tokyo, Hong Kong and Munich.
About Aviat Networks, Inc.
Aviat Networks, Inc. (Nasdaq: AVNW), previously known as Harris Stratex Networks, Inc. is a leading wireless expert in advanced IP network migration, building the foundation for the 4G/LTE broadband future. We offer best-of-breed wireless transmission solutions including LTE-ready microwave backhaul and a complete portfolio of essential service options that enable wireless public and private telecommunications operators to deliver advanced data, voice and video and mobility services around the world. Aviat Networks is agile and adaptive to anticipate what’s coming to help our customers make the right choices, and our products and services are designed for flexible evolution, no matter what the future brings. With global reach and local presence on the ground we work by the side of our customers, allowing them to quickly and cost effectively seize new market and service opportunities, while managing migration toward an all- IP future. For more information, please visit www.aviatnetworks.com or join the dialogue at www.twitter.com/aviatnetworks.
Forward-Looking Statements
The information contained in this document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. All statements, trend analyses and other information contained herein about the markets for the services and products of Aviat Networks and trends in revenue, as well as other statements identified by the use of forward-looking terminology, including “anticipated”, “believe”, “plan”, “estimate”, “expect”, “goal”, “will”, “see”, “continues”, “delivering”, “view”, and “intend”, or the negative of these terms or other similar expressions, constitute forward-looking statements. These forward-looking statements are based on estimates reflecting the current beliefs of the senior management of Aviat Networks. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should therefore be considered in light of various important factors, including those set forth in this document. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include the following:
•	continued weakness in the global economy affecting customer spending;

•	continued price erosion as a result of increased competition in the microwave transmission industry;

•	the impact of the volume, timing and customer, product and geographic mix of our product orders may have an impact on our operating results;

•	our ability to maintain projected product rollouts, product functionality, anticipated cost reductions or market acceptance of planned products;

•	retention of our key personnel;

•	our ability to achieve business plans for Aviat Networks;

•	our ability to manage and maintain key customer relationships;

•	uncertain economic conditions in the telecommunications sector combined with operator and supplier consolidation;

•	our future litigation costs and expenses;

•	the ability of our subcontractors to perform or our key suppliers to manufacture or deliver material;

•	the timing or our receipt of payment or products or services from our customers;

•	our failure to protect our intellectual property rights or defend against intellectual property infringement claims by others;

•	the effects of currency and interest rate risks; and

•	the impact of political, economic and geographic risks on international sales.
For more information regarding the risks and uncertainties for our business, see “Risk Factors” in our form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on September 9, 2010 as well as other reports filed by Aviat Networks, Inc., previously known as Harris Stratex Networks, Inc., with the SEC from time to time. Aviat Networks undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.
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Contacts:
Investors: Candace Lattyak, Aviat Networks, 408-567-7121, candace.lattyak@aviatnet.com
Media: Cynthia Johnson, Aviat Networks, 408-550-3321, cynthia.johnson@aviatnet.com